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                                                                    EXHIBIT 99.3



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                            STOCK PURCHASE AGREEMENT

                                      DATED

                                  JULY 30, 2000

                                     BETWEEN

                            WEDGE GROUP INCORPORATED,

                                 WGI TYLER, INC.

                                       AND

                          FIRST RESERVE FUND VIII, L.P.






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                                TABLE OF CONTENTS

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SECTION 1. SALE AND PURCHASE OF CBI STOCK......................................1

SECTION 2. THE CLOSING.........................................................1

SECTION 3. DEFINITIONS.........................................................2

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......................4

     4.1 Corporate Existence, Power and Authority..............................4

     4.2 Title to Shares.......................................................4

     4.3 Representations and Warranties of CBI and Sellers.....................4

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.....................4

     5.1. Corporate Power and Authority........................................5

     5.2. Investment Intent....................................................5

     5.3. Brokers..............................................................5

     5.4. Access...............................................................5

     5.5. Purchaser Qualification..............................................5

SECTION 6. ASSIGNMENT OF RIGHTS UNDER THE HBI PURCHASE AGREEMENT...............6

     6.1. Assignment...........................................................6

     6.2. No Assumption of Liabilities.........................................6

     6.3. Enforcement of Rights under the HBI Purchase Agreement...............6

     6.4. Cooperation..........................................................6

SECTION 7. ADJUSTMENT TO PURCHASE PRICE........................................6

SECTION 8. CONDITIONS TO PURCHASER'S OBLIGATIONS...............................7

     8.1. HBI Purchase Agreement; Shareholders' Agreement......................7

     8.2. Certificates for Shares..............................................7
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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     8.3. Accuracy of Representations and Warranties...........................7

     8.4. Compliance with Agreements...........................................7

     8.5. Officers' Certificates...............................................7

     8.6. Proceedings..........................................................7

     8.7. Legality; Governmental and Other Authorization.......................8

     8.8. No Material Adverse Change...........................................8

     8.9. Opinion of Counsel...................................................8

     8.10. Other Documents.....................................................8

SECTION 8A. CONDITIONS TO SELLERS' OBLIGATIONS.................................8

     8A.1. HBI Purchase Agreement; Shareholders' Agreement.....................8

     8A.2. Intentionally Omitted...............................................8

     8A.3. Accuracy of Representations and Warranties..........................8

     8A.4. Compliance with Agreements..........................................9

     8A.5. Officers' Certificates..............................................9

     8A.6. Proceedings.........................................................9

     8A.7. Legality; Governmental and Other Authorization......................9

     8A.8. Other Documents.....................................................9

SECTION 9. INDEMNIFICATION FOR BREACH OF REPRESENTATIONS,
           WARRANTIES AND COVENANTS............................................9

SECTION 10. AMENDMENTS AND WAIVERS............................................10

SECTION 11. NOTICES...........................................................10

SECTION 12. MISCELLANEOUS.....................................................10
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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is dated as of July 30, 2000 between WEDGE Group Incorporated, a Delaware corporation ("Wedge"), WGI Tyler, Inc., a Delaware corporation (collectively with Wedge, the "Sellers," and individually with Wedge, each a "Seller") and First Reserve Fund VIII, L.P. (the "Purchaser").

                                  WITNESSETH:

         WHEREAS, upon the Closing of the Purchase Agreement dated July 30, 2000, by and between the Sellers, Chicago Bridge & Iron Company N.V. ("CBI") and CB&I Tyler Company with respect to the sale of all of the issued and outstanding capital stock of Howe-Baker International, Inc. (the "HBI Purchase Agreement"), the Sellers will acquire 8,146,665 shares of Common Stock, par value NGL .01 per share of Chicago Bridge & Iron Company N.V. (the "CBI Stock");

         WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, upon the terms and provisions hereinafter set forth herein, certain shares of CBI Stock;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. SALE AND PURCHASE OF CBI STOCK. (a) The Sellers agree to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Sellers contained herein, the Purchaser agrees to purchase from the Sellers on the Closing Date specified in
Section 2 hereof, the number of shares of CBI Stock set forth opposite each of the Seller's name on Schedule 1 hereto. The shares of CBI Stock being acquired under this Agreement are collectively referred to herein as the "Shares".

         (b) The purchase price to be paid to the Sellers by the Purchaser for the Shares to be purchased by the Purchaser pursuant to this Agreement shall be the amount set forth opposite the Seller's name on Schedule 1 hereto. The purchase price shall be subject to adjustment as provided in Section 7 hereof. No further payment shall be required from the Purchaser for the Shares.

SECTION 2. THE CLOSING. (a) Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares to be purchased by the Purchaser (the "Closing") will take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois at 10:00 A.M., Chicago time, immediately following the closing of the HBI Purchase Agreement or such other time and date as shall be mutually agreed to by the Sellers and the Purchaser, but in any event no later than December 31, 2000. Such time and date are herein referred to as the "Closing Date."

         (b) Subject to the terms and conditions hereof, on the Closing Date (i) each of the Sellers will deliver to the Purchaser a certificate registered in the Purchaser's name (or the name of its nominee, if any, as specified on Schedule 1 hereto) evidencing the number of Shares set forth opposite the Seller's name on Schedule 1 hereto and (ii) the Purchaser will deliver to each



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Seller a certified or official bank check (or wire transfer) in an amount equal to the purchase price set forth opposite the Seller's name on Schedule 1 hereto payable to the order of such Seller in federal or other immediately available (same-day) funds.

         (c) If the HBI Purchase Agreement shall fail to close under the terms described in Section 6.06(b) of that Agreement, the Purchaser shall be entitled to 40% of any termination, expense, or other fees paid to the Sellers pursuant to that Section, which shall be paid to Purchaser by the Sellers immediately upon receipt thereof by the Sellers.

SECTION 3. DEFINITIONS. (a) For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate", when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than ten percent (10%) of any class of any equity security (within the meaning of the Securities Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The holding of Shares and the rights under this Stock Purchase Agreement or under the Shareholders' Agreement, or the exercise of any such rights, shall not cause Purchaser to be deemed to be an "Affiliate" of the Sellers or of any Subsidiary.

         "Agreement" means this Stock Purchase Agreement (together with exhibits and schedules) as from time to time supplemented or amended or as the terms hereof may be waived.

         "Closing" and "Closing Date" have the meanings set forth in Section 2(a) hereof.

         "Person" or "person" means an individual, corporation, limited liability company, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

         "Purchaser" has the meaning set forth in the first paragraph of this Agreement and includes its successors and assigns.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Sellers" and "Seller" have the meanings given to them in the first paragraph of this Agreement, and includes each of their successors and assigns.

         "Shares" has the meaning set forth in Section 1(a) hereof.


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         "Shareholders' Agreement" means the Shareholders' Agreement, dated as of the Closing Date, between Wedge and CBI and the Shareholders' Agreement, dated as of the Closing Date between the Purchaser and CBI, or either of those agreements as the case may be.

         "Subsidiary", with respect to any Person, means any corporation, association or other entity of which more than 50% of the total voting power of shares of stock or other equity interests (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both. The term "Subsidiary" or "Subsidiaries" when used herein without reference to any particular Person, means a Subsidiary or Subsidiaries of one of the Sellers.

         (b) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

                  (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles consistently applied (except as otherwise provided herein);

                  (iii) all computations provided for herein, if any, shall be made in accordance with United States generally accepted accounting principles consistently applied (except as otherwise provided herein);

                  (iv) any uses of the masculine, feminine or neuter gender shall also be deemed to include any other gender, as appropriate;

                  (v) all references herein to actions by the Sellers or any Subsidiary, such as "create", "sell", "transfer", "dispose of", etc., mean such action whether voluntary or involuntary, by operation of law or otherwise;

                  (vi) the exhibits and schedules to this Agreement shall be deemed a part of this Agreement;

                  (vii) each of the representations and warranties of the Sellers contained in Section 4 hereof is separate and is not limited, qualified or modified by the existence, wording or satisfaction of any other representation or warranty of the Sellers in Section 4 or otherwise;

                  (viii) each of the covenants of the Sellers contained herein is separate and is not limited or satisfied by the existence, wording or satisfaction of any other covenant of the Sellers; and

                  (ix) all references herein (in covenants or otherwise) to any action(s) which are to be taken (or which are prohibited from being taken) by any Person, the Sellers or any Subsidiary shall apply to such Person, the Sellers or such Subsidiary, as the case may be, whether such action is taken directly or indirectly.


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SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers
represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

         4.1 Corporate Existence, Power and Authority (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Seller is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a Material Adverse Effect.

         (b) No proceeding has been commenced for the dissolution or merger of the Seller or the amendment of its certificate or articles of incorporation.

         (c) The Seller has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under (i) this Agreement, (ii) the Shareholders' Agreement and (iii) the HBI Purchase Agreement. The execution, delivery and performance of this Agreement, the Shareholders' Agreement and the HBI Purchase Agreement by the Seller (including, without limitation, the sale by the Seller of the Shares) have been duly authorized by all required corporate and other actions. The Seller has duly executed and delivered this Agreement, the Shareholders' Agreement and the HBI Purchase Agreement. This Agreement, the Shareholders' Agreement and the HBI Purchase Agreement constitute the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to the rights of creditors generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

         4.2 Title to Shares. Upon Closing of the HBI Purchase Agreement, each Seller shall have good title to the Shares described opposite its name on
Schedule I hereto free and clear of any lien, claim, option or other encumbrance, including any right of first refusal, agreement, limitation or restriction which would preclude the purchase of such Shares contemplated hereunder. Upon Closing of the HBI Purchase Agreement, each Seller shall have full voting power over such Shares subject to no proxy, shareholders' agreement (other than the Shareholders Agreement) or voting trust, and has the full power and authority to sell and transfer such Shares to the Purchaser in the manner provided for in this Agreement. Upon consummation of the sale of such Shares as contemplated hereby, the Sellers will transfer to the Purchaser good title to the Shares free and clear of any lien or adverse claim.

         4.3 Representations and Warranties of CBI and Sellers. The Sellers have no reason to believe that any of the representations and warranties given by CBI or Sellers in the HBI Purchase Agreement are inaccurate in any material respect.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:


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         5.1. Corporate Power and Authority. The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all required corporate and other actions. The Purchaser has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to the rights of creditors generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

         5.2. Investment Intent. The Purchaser is purchasing the Shares to be purchased by it for its own account for investment and not with a view to any distribution thereof in violation of applicable securities laws; provided, however, that the Purchaser may transfer record and/or beneficial ownership of the Shares to one or more of its Affiliates, officers or employees of Affiliates or investment funds managed by Affiliates of the Purchaser so long as such transfer is made in compliance with the Securities Act and any applicable state securities laws. It is understood that the disposition of the Purchaser's property shall at all times be within the Purchaser's control. If the Purchaser should in the future decide to dispose of any of its Shares, it is understood that it may do so only in compliance with the Securities Act, applicable securities laws and this Agreement. The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

         5.3. Brokers. No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement, the Shareholders' Agreement or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries or Affiliates.

         5.4. Access. The Purchaser has had access to such financial and other information, and has been afforded the opportunity to ask such questions of representatives of the Sellers and CBI and its affiliates and receive answers thereto, as the Purchaser deems necessary in connection with its decision to purchase the Shares.

         5.5 Purchaser Qualification. (a) The Purchaser (alone or with the aid of its investment advisors) has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of its investment in the Shares;

         (b) The Purchaser is able to bear the economic risk of an investment in the Shares and has the ability to hold the Shares acquired by such Purchaser indefinitely and the ability to suffer a complete loss of such investment;

         (c) The Purchaser is familiar with the type of investment which the Shares constitute and has reviewed the purchase of the Shares subscribed for herein with tax and legal counsel and investment representatives to the extent deemed advisable. The Purchaser believes that the Shares are securities of the kind such Purchaser wishes to acquire and that the nature of the Shares and the amount of such Purchaser's investment are consistent with such Purchaser's overall investment program and financial position; and


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         (d) The Purchaser will immediately notify the Sellers if any of the representations and warranties made herein become untrue.

SECTION 6. ASSIGNMENT OF RIGHTS UNDER THE HBI PURCHASE AGREEMENT.

         6.1 Assignment. The Sellers hereby assign to the Purchaser all the rights held by the Sellers with respect to their purchase of the Shares under the terms of the HBI Purchase Agreement, such rights to be a portion of those of Sellers under the HBI Agreement among Sellers and Purchaser. These rights with respect to the HBI Purchase Agreement and the Shares shall include, but not be limited to, all rights to indemnification provided in the HBI Purchase Agreement with respect to the purchase of the Shares, any rights relating to the HSR Act (as defined in the HBI Agreement), and all rights for breach of contract, fraud, or other remedies at law or in equity available to the Sellers as a result of their entry into the HBI Purchase Agreement and their purchase of the Shares.

         6.2 No Assumption of Liabilities. Notwithstanding anything to the contrary contained herein, the Purchaser shall not acquire any liability of the Sellers created under the terms and provisions of the HBI Purchase Agreement or as a result of the Sellers' purchase of the Shares.

         6.3 Enforcement of Rights under the HBI Purchase Agreement. If the Purchaser is for any reason unable to assert or otherwise enforce directly against CBI or CBI Tyler Company any of the rights under the HBI Purchase Agreement assigned to the Purchaser under this Agreement, the Sellers agree to promptly so assert and enforce such rights on behalf of the Purchaser and in accordance with Purchaser's directions upon receipt of (i) a written request to that effect from the Purchaser, and (ii) an undertaking from the Purchaser to indemnify the Sellers for all out-of-pocket expenses incurred by the Sellers in any such activities undertaken at the request of the Purchaser.

         6.4 Cooperation. Each of the Sellers and Purchaser agrees that it will cooperate in the prosecution of any litigation relating to the CBI Stock or with respect to the CBI Purchase Agreement and agrees that, in light of the fact that the indemnification available under that Agreement is limited by a "Ceiling Amount," it will give all other parties hereto ten (10) days written notice prior to asserting any claim against CBI or CB&I Tyler Company for indemnification under the terms of the CBI Purchase Agreement.

SECTION 7. ADJUSTMENT TO PURCHASE PRICE. (a) The purchase price set forth in
Section 1(b) of this Agreement shall be subject to adjustments as follows: If the higher of (i) the highest mean of the daily closing prices per share of CBI Stock as reported on the New York Stock Exchange for any period of 40 consecutive trading days until the sale of all of the Shares by Purchaser or
(ii) the average price per share realized by Purchaser upon sale of all of the Shares (collectively, the "Realized Price") does not exceed $16.25, the Purchaser shall be entitled to a cash payment from the Sellers equal to the Adjustment Amount.

         (b) The "Adjustment Amount" shall be equal to the amount by which $16.25 exceeds the Realized Price multiplied by the number of Shares purchased by the Purchaser hereunder, provided, however, that in no case shall the Adjustment Amount exceed an amount equal to $2.75 multiplied by the number of Shares purchased by the Purchaser hereunder.


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         (c) The Adjustment Amount is payable after the first anniversary of the
Closing, upon ten days written notice by Purchaser to Sellers that Purchaser has sold its Shares, provided such sale must also have occurred after the first anniversary of the Closing..

         (d) If at any time after the first anniversary of the Closing, Purchaser becomes "reasonably insecure," as such term is used in the context of the Uniform Commercial Code, that Sellers can fund the Adjustment Amount, Sellers will, upon ten days written notice from Purchaser, secure Sellers' obligation to pay the Adjustment Amount with a letter of credit reasonably acceptable to Purchaser.

SECTION 8. CONDITIONS TO PURCHASER'S OBLIGATIONS. The Purchaser's obligation to purchase Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Purchaser):

         8.1. HBI Purchase Agreement; Shareholders' Agreement. (a) The HBI Purchase Agreement shall have closed and the transactions contemplated thereby shall have been completed, with no amendments or waivers of the terms of the HBI Purchase Agreement other than those agreed to by Purchaser (provided Purchaser may not unreasonably withhold its consent to any such amendment or waiver).

         (b) CBI and the Purchaser shall have entered into a Shareholders' Agreement substantially in the form of Annex B to the Shareholder's Agreement between Wedge and CBI.

         8.2. Certificates for Shares. The Purchaser shall concurrently receive the certificates for Shares contemplated by Section 2(b) hereof.

         8.3. Accuracy of Representations and Warranties.

         All of the representations and warranties of Sellers in this Agreement or Seller and Buyer in the HBI Purchase Agreement (as such terms Seller and Buyer are defined therein) shall be true and correct on and as of the Closing Date as though made at that date other than such changes or exceptions that (i) are contemplated by this Agreement or the HBI Purchase Agreement or (ii) with respect to the HBI Purchase Agreement, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (as defined in the HBI Purchase Agreement).

         8.4. Compliance with Agreements. The Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement and any other document contemplated hereby which are required to be performed or complied with by the Sellers on or before the Closing Date.

         8.5. Officers' Certificates. The Purchaser shall have received a certificate dated the Closing Date and signed by the President or Chief Executive Officer and by the Secretary or the Treasurer of each of the Sellers, to the effect that the conditions of Sections 8.1(a), 8.3, 8.4 and 8.8 have been satisfied.

         8.6. Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.


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         8.7. Legality; Governmental and Other Authorization. The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Purchaser and shall not subject the Purchaser to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications (including, but not limited to, the expiration of the HSR waiting period) with, any governmental or administrative agency or other Person, with respect to the transactions contemplated by this Agreement, shall have been obtained or made and shall be in full force and effect. The Sellers shall have delivered to the Purchaser, upon its reasonable request setting forth what is required, factual certificates or other evidence, in form and substance reasonably satisfactory to the Purchaser and its special counsel, to enable the Purchaser to establish compliance with this condition.

         8.8. No Material Adverse Change. The Sellers shall not have any reason to believe that any Material Adverse Effect in the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of CBI has occurred since December 31, 1999.

         8.9. Opinion of Counsel. The Purchaser shall have received an opinion, dated the Closing Date and addressed to the Purchaser, of U.S. counsel and Dutch counsel reasonably acceptable to Purchaser, which opinions shall be in form and substance satisfactory to the Purchaser and its counsel.

         8.10. Other Documents. The Purchaser shall have received such other documents, in form and substance satisfactory to the Purchaser and its counsel, relating to matters incident to the transactions contemplated hereby as the Purchaser may reasonably request.

SECTION 8A. CONDITIONS TO SELLERS' OBLIGATIONS. The Sellers' obligation to sell Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by Sellers):

         8A.1. HBI Purchase Agreement; Shareholders' Agreement. (a) The HBI Purchase Agreement shall have closed and the transactions contemplated thereby shall have been completed.

         (b) CBI and the Purchaser shall have entered into a Shareholders' Agreement substantially in the form of Annex B to the Shareholder's Agreement between Wedge and CBI.

         8A.2. Intentionally Omitted

         8A.3. Accuracy of Representations and Warranties.

         All of the representations and warranties of the Purchaser in this Agreement or Buyer in the HBI Purchase Agreement (as such term Buyer is defined therein) shall be true and correct on and as of the Closing Date as though made at that date other than such changes or exceptions that (i) are contemplated by this Agreement or the Purchase Agreement or (ii) with respect to the HBI Purchase Agreement, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (as defined in the HBI Purchase Agreement).


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         8A.4. Compliance with Agreements. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement and any other document contemplated hereby which are required to be performed or complied with by the Purchaser on or before the Closing Date.

         8A.5. Officers' Certificates. Seller's shall have received a certificate dated the Closing Date and signed by an officer of the Purchaser, to the effect that the conditions of Sections 8A.1(b), 8A.3, and 8A.4 have been satisfied.

         8A.6. Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance satisfactory to the Sellers on advice of their counsel, and Sellers shall have received all such originals or certified or other copies of such documents as Sellers on advice of their counsel may reasonably request.

         8A.7. Legality; Governmental and Other Authorization. The sale of the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Sellers and shall not subject the Sellers to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications (including, but not limited to, the expiration of the HSR waiting period) with, any governmental or administrative agency or other Person, with respect to the transactions contemplated by this Agreement, shall have been obtained or made and shall be in full force and effect. The Purchaser shall have delivered to the Seller, upon their reasonable request setting forth what is required, factual certificates or other evidence, in form and substance reasonably satisfactory to the Sellers upon advice of their counsel, to enable the Sellers to establish compliance with this condition.

         8A.8. Other Documents. The Sellers shall have received such other documents, in form and substance satisfactory to the Sellers on advice of their counsel, relating to matters incident to the transactions contemplated hereby as the Sellers may reasonably request.

SECTION 9. INDEMNIFICATION FOR BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. (a) The representations, warranties, covenants and agreements of the Sellers and the Purchaser contained in this Agreement or in any document or certificate delivered pursuant hereto or thereto or in connection herewith shall survive, and shall continue in effect following, the execution and delivery of this Agreement, the closing hereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Shares, any disposition thereof and any payment, conversion or cancellation of the Shares. All statements contained in any certificate or other document delivered by or on behalf of the Sellers at Closing pursuant hereto shall constitute representations and warranties by the Sellers hereunder.

         (b) The Sellers jointly and severally agree to indemnify and hold the Purchaser harmless from and against and will pay to the Purchaser the full amount of any loss, damage, liability or expense (including amounts paid in settlement and reasonable attorneys' fees and expenses) to the Purchaser resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith.

SECTION 10. AMENDMENTS AND WAIVERS. The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of
(1) the Sellers, and (2) the Purchaser.

SECTION 11. NOTICES. All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), (i) if to the Sellers, to Wedge Group Incorporated, 1415 Louisiana, Suite 3000, Houston, Texas 77002, Attention: President, with a copy to the General Counsel at the same address or (ii) if to the Purchaser, First Reserve Corporation, 1801 California Street, Suite 4110, Denver, Colorado 80202, Attention: Tom Denison, with a copy to Gibson, Dunn & Crutcher LLP, 1801 California Street, Suite 4100, Denver, Colorado 80202, Attention: Richard M. Russo or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.

SECTION 12. MISCELLANEOUS. (a) This Agreement and the Shareholders' Agreement contain the entire agreement between the Purchaser and the Sellers, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not; provided, however, that (other than with respect to a transfer to an Affiliate of the Purchaser) no party to this Agreement may assign any of its rights, duties or obligations under this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld. If permitted pursuant to the prior sentence, the Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement to any permitted transferee of any or all of its Shares, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Shares held by the Purchaser.

         (c) Each party (each a "Disclosing Party") to this Agreement agrees that it will not issue any press releases or other public disclosure using the name of the other party or any of its Affiliates without at least two (2) business days' prior written notice to the other party and without the prior written consent of the other party unless the Disclosing Party is required to do so under law and then, in any event, the Disclosing Party or its Affiliate will consult with the other party before issuing such press release or other public disclosure and with as much advance notice to the other party as is reasonably practicable under the circumstances.

         (d) The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

         (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

         (f) THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE SHARES WILL BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF, OR CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM OR RELATED TO ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SHARES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE SELLERS AND THE PURCHASER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS
OF) THIS AGREEMENT, OR THE SHARES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


WEDGE GROUP INCORPORATED                  FIRST RESERVE FUND VII, LIMITED
                                          PARTNERSHIP

By: /s/ James M. Tidwell                  By: FIRST RESERVE GP VII, L.P.
    ---------------------------------     its general partner
Name: James M. Tidwell                    By: FIRST RESERVE CORPORATION,
Title: Vice President                     its general partner

WGI TYLER, INC.

                                          By: /s/ Thomas R. Denison
                                              ---------------------------------
                                          Name: Thomas R. Denison
By: /s/ James M. Tidwell                  Title: Managing Director
    ---------------------------------
Name: James M. Tidwell
Title: President




                    [Stock Purchase Agreement Signature Page]

                                                               SCHEDULE 1 TO THE
                                                        STOCK PURCHASE AGREEMENT

                                                      NUMBER OF       PURCHASE
                                                       SHARES          PRICE
                                                      ---------       --------
WEDGE Group Incorporated                              4,323,333     $70,254,161


WGI Tyler, Inc.                                               0               0